Exhibit 10.1

EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of March 2018 (the “Commencement Date”), by and between Mueller Industries, Inc., a Delaware corporation (the “Company”), and Gregory L. Christopher (“Executive”).
W I T N E S S E T H :
WHEREAS, Executive is currently employed by the Company as its Chief Executive Officer; and
WHEREAS, Executive is a party to an employment agreement with the Company, dated October 30, 2008, and amended as of February 14, 2013 and July 26, 2016 (the “Prior Agreement”); and
WHEREAS, the Company desires to continue to employ Executive as its Chief Executive Officer and to enter into this Agreement embodying the terms of such employment, and Executive desires to enter into this Agreement and to accept such continuing employment, subject to the terms and provisions of this Agreement.
NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows:
Section 1.          Definitions.
(a)          “AAA” shall have the meaning set forth in Section 19(b) hereof.
(b)          “Accounting Firm” shall have the meaning set forth in Section 14(b)(i) hereof.
(c)          “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 hereof, and (iii) any benefits provided under the Company’s employee benefit plans upon a termination of employment (excluding any employee benefit plan providing for severance or similar benefits), in accordance with the terms contained therein.
(d)          “Agreement” shall have the meaning set forth in the preamble hereto.
(e)          “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.
(f)           “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Executive pursuant to Section 4(a) hereof.
(g)          “Board” shall mean the Board of Directors of the Company.
(h)          “Cause” shall mean (i) Executive’s willful and continued failure to substantially perform Executive’s duties hereunder, (ii) the engaging by Executive in willful misconduct which is demonstrably and materially injurious to the Company, or (iii) Executive’s conviction of a felony for a crime of moral turpitude.  For purposes hereof, no act, or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.
(i)          “Change in Control” shall have the meaning set forth in the Company’s 2014 Incentive Plan, as in effect on the date hereof.
(j)          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
(k)         “Commencement Date” shall have the meaning set forth in the preamble hereto.
(l)           “Company” shall have the meaning set forth in the preamble hereto.
(m)         “Company Group” shall mean the Company together with any direct or indirect subsidiaries of the Company.
(n)          “Compensation Committee” shall mean the Compensation and Stock Option Committee of the Board.
(o)          “Continuation Period” shall mean the thirty six (36) month period following the termination of Executive’s employment either by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason.
(p)          “Covered Payments” shall have the meaning set forth in Section 14(a) hereof.
(q)          “Delay Period” shall have the meaning set forth in Section 13 hereof.
(r)           “Disability” shall mean any physical or mental disability or infirmity of Executive that prevents the performance of Executive’s duties for a period of (i) one hundred eighty (180) consecutive days or (ii) two hundred (200) non-consecutive days during any twelve (12) month period.  Any question as to the existence, extent, or potentiality of Executive’s Disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive (which approval shall not be unreasonably withheld).  The determination of any such physician shall be final and conclusive for all purposes of this Agreement.
(s)          “Executive” shall have the meaning set forth in the preamble hereto.
(t)          “Excess Payment” shall have the meaning set forth in Section 14(b)(iv) hereof.
(u)          “Excise Tax” shall have the meaning set forth in Section 14(a) hereof.
(v)          “Good Reason” shall mean, without Executive’s consent, (i) a failure by the Company to comply with any material provision of this Agreement which has not been cured within ten (10) days after notice of such noncompliance has been given by Executive to the

Company, (ii) the assignment to Executive by the Company of duties inconsistent with Executive’s position, authority, duties, responsibilities or status with the Company as in effect immediately after the Commencement Date, including, but not limited to, any reduction in such position, authority, duties, responsibilities or status, or a change in Executive’s titles or offices, as then in effect, or any removal of the Executive from, or any failure to re-elect the Executive to, any of such positions, except in connection with the termination of his employment on account of his death, Disability, or for Cause, (iii) the requirement of excessive travel on the part of Executive, (iv) a relocation by the Company of Executive’s principal place of employment to any location outside a thirty (30) mile radius from the Executive’s current principal place of employment, (v) the failure of the Company to have any successor to the Company assume the Agreement, or (vi) the delivery to Executive of notice of the Company’s decision to terminate Executive’s employment without Cause.
(w)          “Medical Benefits” shall mean, (i) to the extent permitted by applicable law without any penalty to Executive or any member of the Company Group, and to the extent permitted under the terms and provisions of the applicable plans, continued participation, at the Company’s expense, for Executive and Executive’s spouse and covered dependents, in the Company’s health, major medical, hospitalization and dental insurance plans as are generally made available to other senior executives of the Company from time to time until the latest to occur of (x) the date Executive reaches age seventy (70), (y) the date Executive’s spouse reaches age seventy (70), or (z) the third (3rd) anniversary of the date of Executive’s termination of employment, or (ii) to the extent the continued participation contemplated by clause (i) above is not permitted under applicable law or the terms and provisions of the applicable plans, the Company shall use reasonable best efforts to provide Executive and Executive’s spouse and dependents, with substantially equivalent continued coverage at the Company’s expense, whether by purchasing individual coverage, providing cash payments, a combination of both or otherwise.
(x)          “Parachute Payment” shall have the meaning set forth in Section 14(a) hereof.
(y)          “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(z)          “Pro Rata Bonus” shall have the meaning set forth in Section 8(b)(iii) hereof.
(aa)          “Protected Period” shall mean the twenty-four (24) month period following the consummation of a Change in Control.
(bb)          “Prior Agreement” shall have the meaning set forth in the recitals hereto.
(cc)          “Prior Year Bonus” shall have the meaning set forth in Section 8(b)(ii) hereof.
(dd)          “Reduced Amount” shall have the meaning set forth in Section 14(a) hereof.
(ee)          “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit A (as the same may be revised from time to time by the Company on the advice of counsel).

(ff)          “Restrictive Covenant Agreements” shall mean the Employee Non-Competition Agreement attached hereto as Exhibit B, and the Employee Confidentiality and Non-Solicitation Agreement attached hereto as Exhibit C.
(gg)          “Rules” shall have the meaning set forth in Section 19(b) hereof.
(hh)          “Safe Harbor Amount” shall have the meaning set forth in Section 14 hereof.
(ii)            “Severance Benefits” shall have the meaning set forth in Section 8(g) hereof.
(jj)           “Target Bonus” shall have the meaning set forth in Section 4(b) hereof.
(kk)         “Temporary Injunctive Relief” shall have the meaning set forth in Section 19(b) hereof.
(ll)            “Term” shall mean the period specified in Section 2 hereof.
(mm)         “Underpayment” shall have the meaning set forth in Section 14(b)(iv) hereof.
Section 3.          Position, Duties, and Responsibilities; Place of Performance.
(a)          Position, Duties, and Responsibilities.  During the Term, Executive shall be employed and serve as the Chief Executive Officer of the Company and shall have such duties and responsibilities commensurate with such title; provided, that, in the event of a restructuring, Change in Control or other corporate event following which the Company (or its successor) is a subsidiary of another entity, Executive shall, from and after the consummation of such event, be the Chief Executive Officer of ultimate parent of the Company (i.e., of the top-tier holding company through which the ultimate shareholders hold their indirect interests in the Company) and all references to the Board herein shall thereinafter refer to the Board of such parent entity.  At all times during the Term, Executive shall report directly to the full Board.  Executive also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.
(b)          Performance.  Executive shall devote Executive’s full business time, attention, skill, and best efforts to the performance of Executive’s duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Executive’s duties for the Company, or (z) interferes with Executive’s exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude Executive from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing Executive’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by Executive so as not to materially interfere, individually or in the aggregate, with the performance of Executive’s duties and responsibilities hereunder or create a potential business or fiduciary conflict.
Section 4.          Compensation.
During the Term, Executive shall be entitled to the following compensation:
(a)          Base Salary.  Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $1,100,000, with increases, if any, as may be approved in writing by the Compensation Committee; provided, that the Compensation Committee shall review Executive’s Base Salary from time to time, but no less than annually, during the Term, and shall adjust Executive’s Base Salary upward at a rate commensurate with increases granted to other senior executives of the Company.
(b)          Annual Bonus. Executive shall be eligible for an annual incentive bonus award determined by the Compensation Committee in respect of each fiscal year during the Term (the “Annual Bonus”).  The target Annual Bonus for each fiscal year shall be 125% of Base Salary (the “Target Bonus”), at 100% achievement of the applicable annual Company and individual performance objectives for such fiscal year, and the maximum Annual Bonus for each fiscal year shall be 250% of Base Salary, at 125% or more achievement of the applicable annual Company and individual performance objectives for such fiscal year, with the actual Annual Bonus payable being based upon the level of achievement of annual Company and individual performance objectives for such fiscal year, as determined by the Compensation Committee and communicated to Executive.  In the event that achievement of annual Company and individual performance objectives for a given fiscal year is 80% or less, Executive shall not be eligible for an Annual Bonus for such fiscal year; provided that notwithstanding anything in this Section 4(b) to the contrary, the Compensation Committee shall have discretion whether or not to award Executive a discretionary bonus at any time.  The Annual Bonus shall be paid to Executive at the same time as annual bonuses are generally payable to other senior executives of the Company (but in no event later the date that is two and one-half (2½) months following the last day of the fiscal year to which the Annual Bonus relates) subject to Executive’s continuous employment through the payment date except as otherwise provided for in this Agreement.
(c)          Term Life Insurance.  During the Term, the Company shall maintain, at its sole cost and expense, a term life insurance policy for Executive with a face value of at least five million dollars ($5 million).  Executive shall have the right to name the beneficiary of such term life insurance policy.
Section 5.          Employee Benefits.
During the Term, Executive shall be entitled to participate in health, insurance, retirement, and other benefits provided generally to similarly situated executives of the Company.  Executive shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated executives of the Company in accordance with the Company policy as in effect from time to time.  Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Executive notice, and the right to do so is expressly reserved.
Section 6.          Key-Man Insurance.
At any time during the Term, the Company shall have the right to insure the life of Executive for the sole benefit of the Company, in such amounts, and with such terms, as it may determine.  All premiums payable thereon shall be the obligation of the Company.  Executive shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Executive by any such documents.
Section 7.          Reimbursement of Business Expenses.
During the Term, the Company shall pay (or promptly reimburse Executive) for documented, out-of-pocket expenses reasonably incurred by Executive in the course of performing Executive’s duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.
Section 8.          Termination of Employment.
(a)          General.  The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Executive’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Executive with or without Good Reason.  Upon any termination of Executive’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Executive, Executive shall be deemed to have resigned from any and all directorships, committee memberships, and any other positions Executive holds with the Company or any other member of the Company Group and will execute all documents reasonably requested for Executive to confirm such resignations.  Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.  Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any “nonqualified deferred compensation” (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Executive has also undergone a “separation from service” as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive’s termination of employment hereunder) shall be paid (or commence to be paid) to Executive on the schedule set forth in this Section 8 as if Executive had undergone such termination of employment (under the same circumstances) on the date of Executive’s ultimate “separation from service.”

(b)          Termination Due to Death or Disability.  Executive’s employment shall terminate automatically upon Executive’s death.  The Company may terminate Executive’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Executive’s receipt of written notice of such termination.  Upon Executive’s death or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to:
(i)   The Accrued Obligations;
(ii)   Any unpaid Annual Bonus in respect of any completed fiscal year that has ended prior to the date of such termination, which amount shall be paid at such time annual bonuses are paid to other senior executives of the Company, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year in which such termination occurred (such amount being, the “Prior Year Bonus”);
(iii)   Subject to achievement of the applicable performance objectives for the fiscal year of the Company in which Executive’s termination occurs, as determined by the Compensation Committee, payment of the Annual Bonus that would otherwise have been earned in respect of the fiscal year in which such termination occurred, pro-rated to reflect the number of days Executive was employed during such fiscal year, such amount to be paid at the same time it would otherwise be paid to Executive had no termination occurred, but in no event later than the date that is two and one-half (2½) months following the last day of the fiscal year of the Company in which such termination occurred (such amount being, the “Pro Rata Bonus”); and
(iv)   The Medical Benefits.
Following Executive’s death or a termination of Executive’s employment by reason of a Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(c)          Termination by the Company with Cause.
(i)          The Company may terminate Executive’s employment at any time with Cause, effective upon Executive’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination relying on clause (i) or (ii) of the definition of Cause set forth in Section 1(i) hereof, to the extent that such act or acts or failure or failures to act are curable, Executive shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Executive has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.
(ii)          In the event that the Company terminates Executive’s employment with Cause, Executive shall be entitled only to the Accrued Obligations.  Following such termination of Executive’s employment with Cause, except as set forth in this Section 8(c)(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(d)          Termination by the Company without Cause.  The Company may terminate Executive’s employment at any time without Cause, effective upon Executive’s receipt of ninety (90) days written notice of such termination.  In the event that Executive’s employment is terminated by the Company without Cause (other than due to death or Disability), Executive shall be entitled to:
(i)          The Accrued Obligations;
(ii)          The Prior Year Bonus;
(iii)          The Pro Rata Bonus;
(iv)          Continued payment of Base Salary during the Continuation Period, payable in accordance with the Company’s regular payroll practices; provided, that in the event the termination of Executive’s employment occurs during the Protected Period, Executive shall be entitled to receive payment of such amount in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day following the date of Executive’s termination of employment hereunder;
(v)          An amount equal to three (3) times the Target Bonus, such amount to be paid in three (3) equal installments, with the first (1st) such installment to be paid in the fiscal year following the fiscal year in which such termination occurs, the second (2nd) such installment to be paid in the second (2nd) fiscal year following the fiscal year in which such termination occurs, and the third (3rd) such installment to be paid in the third (3rd) fiscal year following the fiscal year in which such termination occurs, in each case, at the same time such amounts would otherwise be paid to Executive had no termination occurred, and in no event later than December 31 of such first (1st), second (2nd) or third (3rd) fiscal year, as applicable; provided, that in the event the termination of Executive’s employment occurs during the Protected Period, Executive shall be entitled to receive payment of such amount in a lump sum on the first regularly scheduled payroll date following the sixtieth (60th) day following the date of Executive’s termination of employment hereunder; and
(vi)          The Medical Benefits.
Notwithstanding the foregoing, the payments and benefits described in clauses (ii)-(vii) above shall immediately terminate, and the Company shall have no further obligations to Executive with respect thereto, in the event that Executive materially breaches any material provision of the Restrictive Covenant Agreements.  Following termination of Executive’s employment by the Company without Cause, except as set forth in this Section 8(d), Executive shall have no further rights to any compensation or any other benefits under this Agreement.  For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.
(e)          Termination by Executive with Good Reason.  Executive may terminate Executive’s employment with Good Reason by providing the Company ten (10) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within sixty (60) days of the occurrence of such event.  During such ten (10) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period, and Executive shall be entitled to the same payments and benefits as provided in Section 8(d) hereof for a termination by the Company without Cause, subject to the same conditions on payment and benefits as described in Section 8(d) hereof.  Following such termination of Executive’s employment by Executive with Good Reason, except as set forth in this Section 8(e), Executive shall have no further rights to any compensation or any other benefits under this Agreement.  For the avoidance of doubt, Executive’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.
(f)          Termination by Executive without Good Reason.  Executive may terminate Executive’s employment without Good Reason by providing the Company sixty (60) days’ written notice of such termination.  In the event of a termination of employment by Executive under this Section 8(f), Executive shall be entitled only to (i) the Accrued Obligations, (ii) the Prior Year Bonus; (iii) the Pro Rata Bonus; and (v) the Medical Benefits, in each case, subject to the same conditions on payment and benefits as described in Section 8(d) hereof.  In the event of termination of Executive’s employment under this Section 8(f), the Company may, in its sole and absolute discretion, by written notice accelerate such date of termination without changing the characterization of such termination as a termination by Executive without Good Reason.  Following such termination of Executive’s employment by Executive without Good Reason, except as set forth in this Section 8(f), Executive shall have no further rights to any compensation or any other benefits under this Agreement.
(g)          Release.  Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsection (b), (d), (e) or (f) of this Section 8 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Executive’s execution, delivery to the Company, and non-revocation of the Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Executive’s termination of employment hereunder.  If Executive fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes Executive’s acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits.  Further, (i) to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day and (ii) to the extent that any of the Severance Benefits do not constitute “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur following the date of Executive’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following the date the Release of Claims is timely executed and the applicable revocation period has ended, after which, in each case, any remaining Severance Benefits shall thereafter be provided to Executive according to the applicable schedule set forth herein.  For the avoidance of doubt, in the event of a termination due to Executive’s death or Disability, Executive’s obligations herein to execute and not revoke the Release of Claims may be satisfied on Executive’s behalf by Executive’s estate or a person having legal power of attorney over Executive’s affairs.
Section 9.   Restrictive Covenant Agreements.
As a condition of, and prior to commencement of, Executive’s employment with the Company, Executive shall have executed and delivered to the Company the Restrictive Covenant Agreements.  The parties hereto acknowledge and agree that this Agreement and the Restrictive Covenant Agreements shall be considered separate contracts, and the Restrictive Covenant Agreements will survive the termination of this Agreement for any reason.
Section 10.   Representations and Warranties of Executive.
Executive represents and warrants to the Company that —
(a)          Executive is entering into this Agreement voluntarily and that Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound;
(b)          Executive has not violated, and in connection with Executive’s employment with the Company will not violate, any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer by which Executive is or may be bound; and
(c)          in connection with Executive’s employment with the Company, Executive will not use any confidential or proprietary information Executive may have obtained in connection with employment with any prior employer.
Section 11.   Taxes.
The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law.  Executive acknowledges and represents that the Company has not provided any tax advice to Executive in connection with this Agreement and that Executive has been advised by the Company to seek tax advice from Executive’s own tax advisors regarding this Agreement and payments that may be made to Executive pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.
Section 12.   Set Off; Mitigation.
The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of

Executive and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule.  Executive shall not be required to mitigate the amount of any payment or benefit provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 8(d)(vii) hereof, the amount of any payment or benefit provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive’s other employment or otherwise.
Section 13.   Additional Section 409A Provisions.
Notwithstanding any provision in this Agreement to the contrary—
(a)          Any payment otherwise required to be made hereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”).  On the first business day following the expiration of the Delay Period, Executive shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
(b)          Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.
(c)          To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.
(d)          While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Executive as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).
Section 14.   Golden Parachute Modified Cutback Provision.
(a)          Modified Cutback.  In the event that any of the payments or benefits described in this Agreement, when added to all other amounts or benefits provided to or on behalf or for the benefit of Executive by the Company or its affiliates in connection with his termination of employment (“Covered Payments”), would constitute parachute payments (“Parachute

Payments”) within the meaning of Section 280G of the Code and would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then such Covered Payments shall be either (i) reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”) or (ii) payable in full if Executive’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in Executive receiving an amount that is at least one dollar greater than the Reduced Amount.  If the Covered Payments are to be reduced pursuant to clause (i) in the immediately preceding sentence, such reduction shall be done in a manner that maximizes Executive’s economic position.  In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.
(b)          Determinations.
(i)          An initial determination as to whether (1) any of the Parachute Payments received by Executive in connection with the occurrence of a change in the ownership or control of the Company or in the ownership of a substantial portion of the assets of the Company shall be subject to the Excise Tax, and (2) the amount of any reduction, if any, that may be required pursuant to Section 14(a) above, shall be made by an accounting, consulting or specialty firm selected by the Company (the “Accounting Firm”) prior to the consummation of such change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company.  Executive shall be furnished with notice of all determinations made as to the Excise Tax payable with respect to Executive’s Parachute Payments, together with the related calculations of the Accounting Firm, promptly after such determinations and calculations have been received by the Company.
(ii)          For purposes of this provision, (1) no portion of the Parachute Payments the receipt or enjoyment of which Executive shall have effectively waived in writing prior to the date of payment of the Parachute Payments shall be taken into account; (2) no portion of the Parachute Payments shall be taken into account which in the opinion of the Accounting Firm does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code and the Accounting Firm shall be required to value any restrictive covenants (including, without limitation, any covenants not to compete with the Company or solicit employees or customers of the Company) in forming such opinion; (3) the Parachute Payments shall be reduced only to the extent necessary so that the Parachute Payments (other than those referred to in the immediately preceding clause (1) or (2)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the auditor or tax counsel referred to in such clause (2); and (4) the value of any non-cash benefit or any deferred payment or benefit included in the Parachute Payments shall be determined by the Company’s independent auditors based on Sections 280G and 4999 of the Code and the regulations for applying those Code sections, or on substantial authority within the meaning of Section 6662 of the Code.

(iii)          Executive shall not be required to mitigate the amount of any payment provided for in this Section 14 by seeking other employment or otherwise.  Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Agreement shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.
(iv)          It is possible that after determinations and selections made pursuant to this Section 14 Executive will receive an amount that is either more or less than the limitation provided above (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively).  If it is established, pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved, that an Excess Payment has been made, then Executive shall refund the Excess Payment to the Company promptly on demand, together with an additional payment in an amount equal to the product obtained by multiplying the Excess Payment times the rate that is 120% of the applicable annual federal rate (as determined in and under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of Executive’s receipt of such Excess Payment through the date of such refund and whose denominator is 365.  In the event that it is determined (x) by an arbitration under Section 19 below, (y) by a court of competent jurisdiction, or (z) by an independent auditor upon request by Executive or the Company, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to Executive within ten (10) days of such determination together with an additional payment in an amount equal to the product obtained by multiplying the Underpayment times the rate that is 120% of the applicable annual federal rate (as determined under Section 1274(d) of the Code) times a fraction whose numerator is the number of days elapsed from the date of the Underpayment through the date of such payment and whose denominator is 365.
(v)          The Company and Executive will cooperate in good faith to review, consider and pursue reasonable and customary mitigation strategies to avoid the imposition of the Excise Tax on any amounts due to Executive hereunder or otherwise.
Section 15.   Clawbacks.
All payments made pursuant to this Agreement are subject to the “clawback” obligations of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Act, as may be amended from time to time, and any other “clawback” obligations pursuant to applicable law, rule, regulation.
Section 16.   Successors and Assigns; No Third-Party Beneficiaries.
(a)          The Company.  This Agreement shall inure to the benefit of the Company and its respective successors and assigns.  Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Executive’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Executive’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Executive’s consent will not be required in connection therewith.
(b)          Executive.  Executive’s rights and obligations under this Agreement shall not be transferable by Executive by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Executive shall die, all amounts then payable to Executive hereunder shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or if there be no such designee, to Executive’s estate.
(c)          No Third-Party Beneficiaries.  Except as otherwise set forth in Section 8(b) or Section 16(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Executive any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.
Section 17.   Waiver and Amendments.
Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board.  No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.
Section 18.   Severability.
If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.
Section 19.   Governing Law and Jurisdiction.
(a)          EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.
(b)          Any disputes arising under or in connection with this Agreement, other than an action brought to obtain injunctive relief in order to enforce the provisions of the Restrictive Covenant Agreements, shall be resolved by final and binding arbitration before a single arbitrator as agreed upon between the Company and Executive in Memphis, Tennessee, under the Federal Arbitration Act, using the American Arbitration Association (the “AAA”) and in accordance with the commercial arbitration rules of the AAA (the “Rules”) then in effect.  The written decision of the arbitrator, which shall include findings of fact and conclusions of law, shall be final and binding upon the parties and in such form that judgment may be entered in and enforced by any court having jurisdiction over the parties.  Each party shall pay its own attorneys’ fees in any such arbitration; provided, however, that (i) the Company shall pay for any administrative or filing fees, including the arbitrator’s fee, that Executive would not have otherwise incurred if the dispute was adjudicated in a court of law, rather than through arbitration, and (ii) in the event that the arbitration results in a judgment, award or settlement in Executive’s favor in any material respect, the Company shall reimburse Executive for all reasonable fees and costs (including legal fees) incurred by Executive in such successful prosecution or defense.  Nothing in this Agreement shall prevent Executive or the Company from seeking, from a court of competent jurisdiction, temporary restraining orders or preliminary injunctions, without the necessity of posting a bond, to require or prevent certain acts or events (“Temporary Injunctive Relief”) in cases in which such Temporary Injunctive Relief would otherwise be authorized by law, and such court shall be entitled to award reasonable attorneys’ fees to the prevailing party in any such action under this Agreement.  In such cases where Temporary Injunctive Relief is sought, the trial on the merits of the action will occur in front of, and will be decided by, the arbitrator, who will have the same ability to order legal or equitable remedies as could a court of general jurisdiction.  This arbitration provision recognizes the rights and responsibilities of government agencies, including but not limited to, the Equal Employment Opportunity Commission and state agencies, to enforce the statutes which come under their jurisdiction.  This Agreement is not intended to prevent Executive from initiating or participating in any investigation or proceeding conducted by these government agencies.  Nothing in this arbitration provision is intended to limit any right Executive may have to file a charge with or obtain relief from the National Labor Relations Board or to file a claim for workers’ compensation benefits and unemployment compensation benefit with the appropriate government agency.  Executive understands and agrees that any such arbitration shall be conducted on an individual basis only, not a class basis, and Executive hereby waives any right to bring classwide claims before any arbitrator or in any forum.  THE COMPANY AND EXECUTIVE UNDERSTAND THAT BY AGREEING TO ARBITRATE DISPUTES EACH IS WAIVING ANY RIGHT TO A JURY TRIAL.
Section 20.   Notices.
(a)          Place of Delivery.  Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Executive to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Executive may be given to Executive personally or may be mailed to Executive at Executive’s last known address, as reflected in the Company’s records.
(b)          Date of Delivery.  Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 21.   Section Headings.
The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.
Section 22.   Entire Agreement.
This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Executive.  This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.
Section 23.   Survival of Operative Sections.
Upon any termination of Executive’s employment, the provisions of Section 8 through Section 24 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.
Section 24.   Counterparts.
This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable document format (.pdf) file or image file attachment.
*   *   *
[Signatures to appear on the following page(s).]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MUELLER INDUSTRIES, INC.

/s/ Christopher J. Miritello
By: Christopher J. Miritello
Title: Vice President, General Counsel & Corporate Secretary

EXECUTIVE

/s/ Gregory L. Christopher
Gregory L. Christopher

[Signature Page to G. Christopher Employment Agreement]

Exhibit A
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the Severance Benefits (as defined in my Employment Agreement, dated March 15, 2018, with Mueller Industries, Inc. (such corporation, the “Company” and such agreement, my “Employment Agreement”)), and other good and valuable consideration, I, Gregory L. Christopher, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective as of the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge the Company, and each of its direct and indirect subsidiaries and affiliates, and their respective successors and assigns, together with their respective current and former officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”), from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, whether known or unknown, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, or sexual orientation.  The release of claims in this Release includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act of 1988 and the Equal Pay Act of 1963, each as may be amended from time to time, and all other federal, state, and local laws, the common law, and any other purported restriction on an employer’s right to terminate the employment of employees.  The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any claims relating to my rights under Section 8 of my Employment Agreement, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time.
I expressly acknowledge and agree that I –

▪ Am able to read the language, and understand the meaning and effect, of this Release;
▪ Have no physical or mental impairment of any kind that has interfered with my ability to read and understand the meaning of this Release or its terms, and that I am not acting under the influence of any medication, drug, or chemical of any type in entering into this Release;
▪ Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever have had, and because of my execution of this Release;
▪ Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;
▪ Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;
▪ Had or could have had [twenty-one (21)][forty-five (45)]1 calendar days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
▪ Have not relied upon any representation or statement not set forth in this Release or my Employment Agreement made by the Company or any of its representatives;
▪ Was advised to consult with my attorney regarding the terms and effect of this Release; and
▪ Have signed this Release knowingly and voluntarily.
I represent and warrant that I have not previously filed, and to the maximum extent permitted by law agree that I will not file, a complaint, charge, or lawsuit against any member of the Group regarding any of the claims released herein.  If, notwithstanding this representation and warranty, I have filed or file such a complaint, charge, or lawsuit, I agree that I shall cause such complaint, charge, or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge, or lawsuit, including without limitation the attorneys’ fees of any member of the Group against whom I have filed such a complaint, charge, or lawsuit.  This paragraph shall not apply, however, to a claim of age

1    Note to Draft - to be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

discrimination under ADEA or to any non-waivable right to file a charge with the United States Equal Employment Opportunity Commission (the “EEOC”); provided, however, that if the EEOC were to pursue any claims relating to my employment with the Company, I agree that I shall not be entitled to recover any monetary damages or any other remedies or benefits as a result and that this Release and Section 8 of my Employment Agreement will control as the exclusive remedy and full settlement of all such claims by me.
I hereby agree to waive any and all claims to re-employment with the Company or any other member of the Group and affirmatively agree not to seek further employment with the Company or any other member of the Group.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days immediately following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of its General Counsel.  To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release.  Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) calendar day following the date on which this Release is executed shall be its effective date.  I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Group will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns.  If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect.  The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.
EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS RELEASE IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF TENNESSEE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES.  ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS RELEASE OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF TENNESSEE, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN TENNESSEE, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS.  BY EXECUTION OF THIS RELEASE, I CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.  FURTHER, I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION

WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.
Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in my Employment Agreement.
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I, Gregory L. Christopher, have executed this Release of Claims on the date set forth below:
___________________________________________
Gregory L. Christopher

Date: [To be executed only following a termination of employment]

Exhibit B
EMPLOYEE NON-COMPETITION AGREEMENT
In consideration and as a condition of employment by MUELLER INDUSTRIES, INC. or any of its subsidiaries or divisions the (“Company”), the undersigned (“Employee”) agrees as follows:
1. Recitals & Acknowledgements
Employee acknowledges that he is employed by the Company on an “at-will” basis pursuant to that certain Employment Agreement, by and between Employee and the Company, dated March 15, 2018 (the “Employment Agreement”).
Employee also acknowledges the highly competitive nature of the Company’s business, and that by virtue of the Employee’s role, function and/or status within the Company, Employee is special and unique within the Company’s industry, and will have, among other benefits, (i) the opportunity to develop substantial relationships with existing and prospective customers and suppliers; (ii) access to confidential and proprietary trade secrets, research, sales and marketing plans, pricing methods, financial, commercial, technical, and other information relating to the Company’s business; and/or (iii) certain levels of compensation.
In light of the foregoing, Employee recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in all respects, and are essential to protect the Company.  Employee further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with his ability to earn a living following any termination of employment with the Company.
2. Non-Competition Covenants
Unless Employee receives prior written consent from the Company’s Director of Human Resources, Employee agrees that, during the term of his employment with the Company and for the one (1) year period immediately following his termination, for whatever reason and whether that termination is effected by the Employee or the Company:  (a) Employee will not accept employment with or provide services to any company or business that competes with the Company; and (b) Employee will not contact any customer or prospective customer of the Company, or any representative of the same, for the purpose of providing any service or product competitive with any service or product sold or provided by the Company.
3. Intellectual Property
Employee hereby agrees that he will, without additional compensation, (i) promptly make full written disclosure to the Company, (ii) hold in trust for the sole right and benefit of the Company, and (iii) assign to the Company or its designee, all of Employee’s right, title and interest throughout the world in and to any and all developments, original works of authorship, inventions, concepts, know-how, improvements or trade secrets (“IP”), whether or not patentable or registrable under intellectual property laws, which he may solely or jointly cause to be conceived, developed or reduced to practice, during the term of his employment with the Company and for one (1) year immediately thereafter.  Employee so agrees irrespective of whether the IP was conceived, developed or reduced to practice during regular working hours or on the Company’s premises, so long as the IP relates to the Company’s business or research activities or the scope of Employee’s employment and/or is developed using the Company’s resources or from information obtained through Employee’s employment with the Company or interactions with Company employees.
Employee further acknowledges that all such IP is considered a “work made for hire” (to the fullest extent permitted by applicable law) and for which Employee is, in part, compensated by his or her salary.  Notwithstanding, to the extent any such IP is deemed not a work made for hire, Employee hereby assigns all rights in such IP to the Company.
Employee agrees, during and after the term of his employment with the Company, to furnish information, give testimony and execute and deliver any and all documents requested by the Company to perfect and protect its rights in any such IP.  Further, Employee hereby appoints the Company as his attorney-in-fact to execute, in accordance with applicable law, any patent applications, assignments or other documents considered necessary or desirable by the Company.  The Company, however, is under no obligation to apply for patents or to use or protect any such IP, and such IP shall remain the property of the Company unless released in writing by the Company to the Employee.
4. Other Provisions
The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.  If any obligation or covenant contained of this Agreement is held to be invalid, void, excessive or unenforceable in any jurisdiction, it shall be severed and modified only to the minimum extent necessary to render the modified obligation or covenant valid, legal and enforceable.  In such case, all remaining parts of this Agreement shall remain in full force and effect.
Employee acknowledges that a breach or threatened breach of this Agreement could cause irreparable injury to the Company; that damages would not adequately compensate the Company for such breach or threatened breach; and that such damages would be difficult if not impossible to determine.  Therefore, Employee agrees that the Company shall be entitled to such equitable and injunctive relief as may be available to restrain or prevent a breach or contemplated breach of any obligations or covenants contained in this Agreement.  The Company shall have this right in addition to damages and every other remedy available at law or in equity.  Employee acknowledges and agrees that the post-termination restriction periods set forth in Section 2 above, shall be extended for the period of time during which Employee is in violation of any of the covenants herein and for any other period required for litigation during which the Company seeks to enforce such covenants and the Employee is found to be in breach.
Moreover, should Employee violate this Agreement, Employee shall pay back to the company:  (i) all monies forgiven under any type of draw program where the employee did not meet the required levels under the program and the Company forgave those monies during the one (1) year period prior to the Employee’s violation of this Agreement; and (ii) any monies paid by the Company on behalf of the Employee for relocation costs during the one (1) year period prior to the Employee’s violation of this Agreement.
Employee acknowledges and agrees that nothing contained herein shall be construed as granting him any right to continued employment with the Company.  The Company retains the right to terminate Employee’s employment at any time and for any reason, with or without cause, in accordance with the terms and conditions of the Employment Agreement.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.  Employee submits to the exclusive jurisdiction of the federal or state courts sitting in Shelby County, Tennessee in connection with any disputes arising from or related to this Agreement.

This Agreement shall be binding upon Employee’s heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors or assigns.  Employee expressly acknowledges and agrees that this Agreement may be assigned by the Company, without the Employee’s consent, to any affiliate, as well as any purchaser of all or substantially all of the Company’s assets or stock, whether by purchase, merger or similar corporate transaction.  The provisions of this Agreement shall survive the Employee’s employment with the Company and/or any assignment by the Company.
As of the date of execution by Employee, this Agreement shall expressly supersede and replace, in whole, any non-competition covenants contained in any employee confidentiality, non-solicitation, or non-competition agreement(s) between Employee and the Company, which were executed by Employee prior to the date of this Agreement (“Prior Non-Competition Obligations”).  Notwithstanding, to the extent the Company becomes aware of any violations of those Prior Non-Competition Obligations by the Employee which pre-date the date of execution of this Agreement, the Company retains its rights to enforce those Prior Non-Competition Obligations.  Any and all other agreements between Employee and the Company, including any stock option or restricted stock award agreements, shall remain in full force and effect.
CERTIFICATION
I acknowledge that I have received a copy of Mueller Industries, Inc.’s Employee Non-Competition Agreement and certify that I have read, understand and will fully comply with the policies and procedures set forth therein.  I understand that this Agreement applies to me and agree to comply fully with each of the provisions of this Agreement, including such changes to the Agreement as the Company may announce from time to time.
Date: March 15, 2018	Print Name: Gregory L. Christopher

Signature: /s/ Gregory L. Christopher

Exhibit C
EMPLOYEE CONFIDENTIALITY AND
NON-SOLICITATION AGREEMENT
In consideration and as a condition of employment by MUELLER INDUSTRIES, INC. or any of its subsidiaries or divisions the (“Company”), the undersigned (“Employee”) agrees as follows:
1. Recitals & Acknowledgements
Employee acknowledges that he is employed by the Company on an “at-will” basis pursuant to that certain Employment Agreement, by and between Employee and the Company, dated March 15, 2018 (the “Employment Agreement”).
Employee acknowledges that the Company has developed, and will continue to develop, the considerable goodwill of its customers and employees, and that Employee has and/or will continue to participate in and benefit from that goodwill during the course of his employment.  Employee has or will also benefit from the Company’s training.
2. Best Efforts
Subject to the terms and conditions of Section 3(a) of the Employment Agreement, Employee agrees that during the term of his employment by the Company, he will devote whatever time, attention, effort and energy is necessary to faithfully complete the duties and responsibilities of his position.  Employee further agrees that he will not engage in any outside activity or employment that will interfere with or prevent his performance and completion of his assigned duties.
3. Confidentiality Obligations
Employee acknowledges that, as an employee of the Company, he will acquire confidential and proprietary information relating to the business of the Company including, but not limited to, trade secrets, pricing methods, marketing plans, customer lists, special customer service methods and requirements, operational information such as processes or machinery, confidential research projects, product development plans, matters of a technical nature, or similar information unavailable to the public (“Confidential Information”).
During and after his employment by the Company, the Employee agrees he will treat and preserve as confidential all Confidential Information related to the Company’s business, and Employee agrees not to use or disclose to any third party at any time (except for purposes of fulfilling the Employee’s duties and responsibilities during the course of his employment with the Company), any such Confidential Information without the Company’s prior express written approval.
Upon termination of employment, Employee agrees to deliver to the Company any and all Confidential Information in his possession or control, including any and all originals, copies, and reproductions of drawings, records and files, correspondence, emails, notes, notebooks and memoranda relating to the Company, its business, customers or suppliers, or anything produced by him/her during the course of his employment.  Employee acknowledges and agrees that all such papers and information are and will remain the sole property of the Company.
Employee also represents that his performance of duties and responsibilities on behalf of the Company has not breached, and will not breach, any confidentiality obligation owed to any prior employer.  Employee agrees that he has and/or will not disclose to any employee of the Company, or induce any employee of the Company, to use any confidential or proprietary information obtained in connection with prior employment or in violation of any agreement between Employee and any prior employers.
This Agreement requires Employee to maintain the confidentiality of, and not to disclose to third parties, any Confidential Information related to the Company’s business.  However, Employee may not be held legally liable for disclosing such Confidential Information in in confidence to a government official, directly or indirectly, or to an attorney solely for the purpose of reporting or investigating a suspected violation of law.  Nor may Employee be held legally liable for using or disclosing such Confidential Information to an attorney in connection with a lawsuit, or including such information in a court filing in a legal proceeding, so long as the filing is made under seal or is otherwise made to comply with a court order.
4. Non-Solicitation Covenant
Employee agrees that, for a period of one (1) year immediately after the termination of his employment with the Company for whatever reason, Employee shall not, directly or indirectly, hire, solicit, recruit, or induce any Company employee or prospective employee to work for the Employee or any other person or business.
5. Additional Provisions
The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.  If any obligation or covenant contained of this Agreement is held to be invalid, void, excessive or unenforceable in any jurisdiction, it shall be severed and modified only to the minimum extent necessary to render the modified obligation or covenant valid, legal and enforceable.  In such case, all remaining parts of this Agreement shall remain in full force and effect.
Employee acknowledges that a breach or threatened breach of this Agreement could cause irreparable injury to the Company; that damages would not adequately compensate the Company for such breach or threatened breach; and that such damages would be difficult if not impossible to determine.  Therefore, Employee agrees that the Company shall be entitled to such equitable and injunctive relief as may be available to restrain or prevent a breach or contemplated breach of any obligations or covenants contained in this Agreement.  The Company shall have this right in addition to damages and every other remedy available at law or in equity.
Employee acknowledges and agrees that nothing contained herein shall be construed as granting him any right to continued employment with the Company.  The Company retains the right to terminate Employee’s employment at any time and for any reason, with or without cause, in accordance with the terms and conditions of the Employment Agreement.
This Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee.  Employee submits to the exclusive jurisdiction of the federal or state courts sitting in Shelby County, Tennessee in connection with any disputes arising from or related to this Agreement.

This Agreement shall be binding upon Employee’s heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors or assigns.  Employee expressly acknowledges and agrees that this Agreement may be assigned by the Company, without the Employee’s consent, to any affiliate, as well as any purchaser of all or substantially all of the Company’s assets or stock, whether by purchase, merger or similar corporate transaction.  The provisions of this Agreement shall survive the Employee’s employment with the Company and/or any assignment by the Company.
The execution of this Agreement may be by actual or facsimile signature.
As of the date of execution by Employee, this Agreement shall expressly supersede and replace, in whole, any employee confidentiality, non-solicitation, or non-competition agreement(s) between Employee and the Company, which were executed prior to the date of this Agreement (“Prior Agreements”).  Notwithstanding, to the extent the Company becomes aware of any violations of those Prior Agreements by the Employee which pre-date the date of execution of this Agreement, the Company retains its enforcement rights under those Prior Agreements.  Any and all other agreements between Employee and the Company shall remain in full force and effect.
CERTIFICATION
I acknowledge that I have received a copy of Mueller Industries, Inc.’s Employee Confidentiality and Non-Solicitation Agreement and certify that I have read, understand and will fully comply with the policies and procedures set forth therein.  I understand that this Agreement applies to me and agree to comply fully with each of the provisions of this Agreement, including such changes to the Agreement as the Company may announce from time to time.

Date: March 15, 2018	Print Name: Gregory L. Christopher

Signature: /s/ Gregory L. Christopher